EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

Network-1 Increases its Share Repurchase Program

New York, New York January 29, 2013-- Network-1 Security Solutions, Inc. (the "Company") (OTCBB: NSSI) announced today that its Board of Directors has authorized an increase to its previously announced share repurchase program pursuant to Rule 10(b)-18 permitting the Company to repurchase up to an additional $1,000,000 (for a total of up to $5,000,000) in shares of the Company's common stock over the next twelve months.  On August 14, 2011, the Company announced a share repurchase program to purchase up to $2,000,000 of its common stock, which was increased to an aggregate of $4,000,000 on February 2, 2012.   To date, the Company has repurchased approximately 2,600,000 shares under its program at an average price of $ 1.24 per share.

The Common Stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company's discretion. The timing and amount of shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors.    The repurchase program may be increased, suspended or discontinued at any time.

The share repurchase program was approved by the Company’s Board of Directors as part of its ongoing consideration of alternative methods to take advantage of the Company’s strong cash position. The Board of Directors believes that increasing the share repurchase program at this time is in the best interests of the Company and its shareholders, and will not impact the Company’s ability to execute its growth plans.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. Network-1 has 15 license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco-Linksys, Inc., Extreme Networks, Inc., Netgear Inc. and several other data networking vendors.   The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2011 and, its quarterly report on Form 10-Q for the period ended September 30, 2012 including, among others, the ability of Network-1 to enter into additional license agreements with third parties for its intellectual property or the intellectual property of its strategic partners, the ability of Network-1 to receive significant royalties from its existing license agreements, the uncertainty of patent litigation, risks related to the reexamination of Network-1’s Remote Power Patent by the United States Patent and Trademark Office, Network-1's ability to achieve revenues and profits from its intellectual property or the intellectual property of its strategic partners, Network-1's ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.